Exhibit 99.1

Cronos Capital Corp.
c/o ACS Securities Services Inc.
3988 North Central Expy
Building 5, 6th Floor
Dallas, TX 75204
June 27, 2005	Tel: (866) 275-3711 (Toll Free)

Re:	IEA Income Fund VIII Mini-Tender Offers - Update on Partnership’s Disposition of Remaining Containers

Dear Limited Partner:

We recently received a copy of correspondence that was sent to you, and the other limited partners in the Partnership, by Peachtree Partners (“Peachtree”). That correspondence concerned a mini-tender offer to buy your Partnership units. We express no opinion on Peachtree’s tender offer, recommending neither that you accept or reject it. That is a decision you should make for yourself.

What is important is that you make an informed decision. In our prior reports to you, we have disclosed that the Partnership is in its wind-up stage of operations. That process is now accelerating. We are distributing to interested parties a Request For Proposal and Information Package (“RFP”) by which we are soliciting bids for the remaining container assets of the Partnership. Our objective is to negotiate and consummate a sale of the Partnership’s remaining container assets by the end of this year.

Of course, there can be no assurance that a bid will be made in response to our RFP or that one or more bids, if made, will be accepted by the General Partner on behalf of the Partnership. But in considering Peachtree’s mini-tender offer for your units, you should be aware of our efforts to sell the remaining container fleet of the Partnership. You should also be aware that the net book value, per outstanding unit of the Partnership, as of March 31, 2005, was $32.00 per unit. We may or may not achieve that amount in disposing of the remaining container assets of the Partnership. The ultimate amount will depend upon the bids, if any, made in response to our RFP. But again this is information that you should take into account when considering Peachtree’s mini-tender offer or any other offer for your units.

When considering a mini-tender offer by Peachtree, or any other party, investors should exercise extreme caution. Don’t be rushed into making a decision concerning your investment in the Fund. Confer with your broker and/or your financial and tax advisors and explore other liquidity options prior to making any decision if you wish to sell your units.

Thank you for your consideration. If you have questions concerning mini-tender offers, please feel free to contact our Investor Services Department toll free at 1-866-275-3711 between the hours of 8:00am-5:00pm (CDT).

Very truly yours,

Elinor Wexler
Vice President-Administration